EXHIBIT 10.31
SECOND AMENDMENT TO
LOAN GUARANTEE, PAYMENT AND SECURITY AGREEMENT
     This Second Amendment (the “Amendment”) is made as of October 10, 2007, by and between BIOHEART, INC., a Florida corporation (the “Company”), and Howard and Brenda Leonhardt (the “Guarantor”).
WITNESSETH:
     WHEREAS, the Company and the Guarantor are parties to that certain Loan Guarantee, Payment and Security Agreement, dated as of June 1, 2007, as amended by that certain Amendment to the Loan Guarantee, Payment and Security Agreement, dated September 5, 2007 (the “Loan Guarantee Agreement”);
     WHEREAS, in accordance with and pursuant to Section 9.7 of the Loan Guarantee Agreement, the Company and the Guarantor desire to amend the Loan Guarantee Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Company and the Guarantor agree as follows:
     1. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Loan Guarantee Agreement.
     2. Section 4.13(c) of the Loan Guarantee Agreement is hereby deleted in its entirety and replaced with the following:
     (c) Incur Obligations. Incur any obligations or take any action that could reasonably be expected to, or have the effect of, causing the Company not to satisfy its obligations under Section 8 of this Agreement. Notwithstanding the foregoing, the parties hereto expressly agree that the Company may (without violating the negative covenant contained in this Section 4.13(c)) utilize the cash resources previously set aside to satisfy the Loan provided: (i) the Company maintains Net Cash (as such term is defined in Section 8) in excess of $1,000,000; and (ii) the cash is only utilized when the Company is, at the direction of the board of directors of the Company, actively seeking in excess of $15 million of net proceeds pursuant to a public offering of equity or equity derivative instruments.
     3. Section 8(a) of the Loan Guarantee Agreement is hereby deleted in its entirety and replaced with the following:
          “Subject to this Section 8, in the event the Company does not close an initial public offering of the Company’s Common Stock generating at least $15 million of net proceeds to the Company by November 1, 2007 then, the Guarantor, by providing written notice to the Company (the “Repayment Election Notice”) at any time between November 1, 2007 and November 30, 2007, may compel the Company to effectuate (i) a BlueCrest Loan Satisfaction or (ii) a BlueCrest Loan Satisfaction and a Loan Satisfaction. Within two (2) days of the Company’s receipt of the Repayment Election Notice, the Company shall provide notice (the “Other Guarantor Notice”) to Mr. and Mrs. Howard J. Leonhardt (the “Other Guarantors”) of the Company’s receipt of the Repayment Election Notice.
     For the purposes of this Agreement, “Net Cash” is defined to be the difference between: (i) the

Company’s Cash and Cash Equivalents; and (ii) the sum of (a) the amount the Company would then need to pay BlueCrest to satisfy the BlueCrest Loan; (b) all of the Company’s then accounts payable; and (c) all of the accounts payable the Company would likely and predictably recognize in the 30 calendar days immediately following the measurement date. For the purpose of Section 8(a) of this Agreement, all accounting and financial terms shall be defined in accordance with generally accepted accounting principles.”
     4. Section 8(g) of the Loan Guarantee Agreement is hereby deleted in its entirety and replaced with the following:
     “In the event that, during the period commencing on the Effective Date and ending on November 30, 2007, the Company closes an initial public offering of the Company’s Common Stock generating at least $30 million of net proceeds to the Company, the Company shall effectuate a Loan Satisfaction within five (5) business days of the closing of such offering.”
     5. Except as herein modified or amended, the provisions, conditions and terms of the Loan Guarantee Agreement shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BIOHEART, INC.
BY:
Name:
Title:

Howard Leonhardt

Brenda Leonhardt